Exhibit 99.2

Contact:	Penny L. Brake Vice President of Finance (615) 372-8532
LIFEPOINT HOSPITALS, INC. ANNOUNCES PRICING OF $500 MILLION
OFFERING OF CONVERTIBLE SENIOR SUBORDINATED NOTES
Brentwood, Tennessee (May 22, 2007) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced the pricing of $500 million aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due May 15, 2014. The Company has also granted the underwriters an over-allotment option to purchase up to $75 million of additional notes on the same terms and conditions.
Under certain circumstances, the notes will be convertible at an initial conversion rate of 19.3095 shares of the Company’s common stock per $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $51.79 per share. This represents an approximately 36.50% premium to the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market on May 22, 2007. The conversion rate will be subject to adjustment upon the occurrence of specified events. Upon conversion, holders will receive cash, and if applicable, shares of common stock of the Company.
The Company intends to use the proceeds from the offering to repay indebtedness under its revolving credit facility and term loan facility. The closing of the sale of the notes is expected to occur on May 29, 2007, and is subject to the satisfaction of customary closing conditions.
The notes will be issued pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. Citi will be acting as book-running manager in connection with the offering. Copies of the prospectus relating to the offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
This press release does not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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LPNT Announces Pricing of $500 Million Offering
   of Convertible Senior Subordinated Notes

May 22, 2007
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 19 states. Of the Company’s 50 hospitals, 47 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
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Important Legal Information
     Certain statements contained in this release are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint’s future results are beyond LifePoint’s ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risks and uncertainties, including, without limitation: (i) efforts by government and commercial third-party payors to reduce healthcare spending, including changes in the manner in which amounts that payors reimburse healthcare provided to covered individuals, including “high deductible” plans, increased co-pays and deductibles; (ii) possible changes or reductions in Medicare and Medicaid reimbursement payments; (iii) the possibility of adverse changes in or requirements of state and federal laws, regulations, policies and procedures applicable to the Company; (iv) the highly competitive nature of the healthcare business, including competition from outpatient facilities, physicians on the medical staffs of our hospitals, physician offices and facilities in larger towns and cities; (v) our ability to recruit and retain physicians, other healthcare professionals and management personnel; (vi) changes in the Company’s operating or expansion strategy and, if made, our ability to successfully execute such changed strategies;(vii) the availability and terms of capital and liquidity to fund LifePoint’s business strategies; (viii) the Company’s substantial indebtedness and changes in interest rates, our credit ratings and the amount or terms of our indebtedness; (ix) the ability to manage healthcare risks, including those that could result in losses to us because we are significantly self-insured, as well as the availability, cost and terms of insurance coverage, malpractice litigation and governmental investigations; and (x) those other risks and uncertainties described from time to time in LifePoint’s filings with the Securities and Exchange Commission. Therefore, LifePoint’s future results may differ materially from those described in this release. LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “LifePoint,” “LifePoint Hospitals” and the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.

LPNT Announces Pricing of $500 Million Offering
   of Convertible Senior Subordinated Notes

May 22, 2007
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